SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement is made as of the 21st day of July 2010 by and among:

Blue Dolphin Exploration Company, a company incorporated and existing under the laws of the State of Delaware, U.S.A., and having its registered office at 1209 Orange Street, Wilmington, Delaware 19801 ("BDEC");

Blue Sky Langsa Limited, a company incorporated and existing under the laws of Mauritius and previously known as “Medco E&P Langsa Limited” and having its registered office at Les Cascades, Edith Cavell Street, Port-Louis, Mauritius ("BSL"); and

Blue Sky Energy and Power Inc., a company incorporated and existing under the laws of the State of Delaware, U.S.A and having its registered office at 1800 West Loop South, Suite 1950, Houston, Texas  (the "BSL Guarantor").

RECITALS:

WHEREAS:

A. Certain terms used in this Agreement are defined in Article 1 and shall have the meanings set forth therein.

B. BSL wishes to transfer and BDEC wishes to acquire the BSL Interest.

C. BSL and BDEC have agreed on the terms and conditions for the transfer and acquisition of the BSL Interest.

D. The BSL Guarantor, as parent of BSL, has agreed to guarantee the performance of BSL's obligations in and under this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties, and of the mutual benefits to be gained by the performance thereof, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions

1.1 In this Agreement, the following terms and expressions shall, except where the context requires otherwise, have the following respective meanings:

"Affiliate" of a Party means another Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, that Person, and the term "Affiliated" shall have a correlative meaning.

"Agreement" means this Sale and Purchase Agreement together with all of the Schedules attached.

"Assignment Agreement" means the assignment agreement materially in the form of that set out in Schedule 1 to be executed between BSL, BDEC, and the BSL Guarantor.

“Barrel” means a quantity or unit of oil, forty two (42) United States gallons at the temperature of sixty (60) degrees Farenheit.

"BDEC Indemnified Party" means each of BDEC and its Affiliates and each of their respective directors, officers, employees,  and the term "BDEC Indemnified Parties" means some or all of such Persons collectively, as the context requires.

"Best Endeavors" means the taking by the relevant Person of all lawful and reasonable steps in such Person's power that a prudent and determined Person anxious to achieve what is required would have taken under the circumstances and for the avoidance of doubt does not have its usual common law meaning.

“Blue Dolphin” means Blue Dolphin Energy Company, a Delaware, U.S.A. corporation which is an Affiliate of BDEC.

“Blue Dolphin Common Stock” means the common stock of Blue Dolphin, $0.01 par value per share.

“Blue Dolphin Shares” has the meaning set forth in Article 3.1.

"BPMIGAS" means Badan Pelaksana Kegitan Usaha Hulu Minyak dan Gas Bumi, a State Owned Entity established under Government Regulation of the Republic of Indonesia No. 42 of 2002, being the successor to Pertamina.

"BSL Indemnified Party" means each of BSL and its Affiliates and each of their respective directors, officers, employees, and the term "BSL Indemnified Parties" means some or all of such Persons collectively, as the context requires.

"BSL Interest" means the 7% undivided interest in and under the Langsa TAC to be acquired by BDEC from BSL under this Agreement, together with the corresponding interest in: (a) all relevant consents, permissions, technical data and proprietary information acquired pursuant to the Langsa TAC, (b) all other property or rights of whatsoever nature or kind (whether real or personal), assets, benefits, rights and entitlements which the owner of an undivided interest under the Langsa TAC holds and is entitled to enjoy thereunder, and (c) the Equipment.

"BSL Warranties" has the meaning set out in Article 6.1.

"Business Day" means a day other than a Saturday or Sunday and on which banks are open for business in Houston and Jakarta.

"Closing" means the completion of the acquisition of the BSL Interest in accordance with the provisions in this Agreement.

"Closing Date" means the date of the Closing.

"Conditions Precedent" means the conditions precedent described in Article 2.4.

"Confidential Information" has the meaning set forth in Article 4.3.

"Contractor" means BSL in its capacity as the “Contractor” pursuant to the Langtsa TAC and all predecessors in interest to BSL pursuant to the Langsa TAC.

"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of a majority of, or other controlling interest in, the voting securities or other equity ownership interest in a Person, by law or by agreement between entities conferring such power or voting rights, and "Controlled" shall be construed accordingly.

"Costs" has the meaning set forth in Article 7.1.

“Crude Oil” means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

"Decommissioning & Abandonment Liabilities" means any and all Costs arising from or relating to abandoning, decommissioning, site restoration and/or removing and making safe any of the property relating to, associated with, employed, held or utilized in connection with the Langsa TAC operations (including any pipelines, plant, machinery, wells, facilities and any other offshore and onshore installations and structures) including any Costs arising from or relating to any obligation (whether express or implied) under or pursuant to any Material Agreement (including any amendments, extensions, renewals or replacements thereof) or any statutory or other obligation howsoever arising, and including any residual liability for anticipated and/or necessary continuing insurance, maintenance and monitoring costs.

"DGOG" means the Directorate General of Oil and Gas of the Ministry of Energy and Mineral Resources of the Republic of Indonesia.

"Dispute" means any dispute, controversy or claim arising out of, in relation to, or in connection with this Agreement or the validity, interpretation, enforceability or breach of this Agreement.

"Dollars" or "$" means the lawful currency for the time being of the United States of America.

"Effective Date" means June 9, 2010.

"Equipment" means the equipment utilized by BSL in connection with the Langsa TAC which is listed on Schedule 2.

"Encumbrance" means a mortgage, charge, pledge, hypothecation, lien, option, restriction, and/or any other rights exercisable by any third party (whether or not same is a matter of public record) but excludes Permitted Encumbrances.

"Environment" means: (a) any ecological systems or components thereof, (b) the living organisms which live in them (including persons, communities of people and their property), and (c) the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground), water (including water under or within land or in drains, culverts or sewers, and coastal and inland waters) and land (including land under water).

"Environmental Condition" means any condition which harms or is capable of harming the Environment or any part thereof, or which gives rise to or is capable of giving rise to a breach of or any liability under any Environmental Laws or Material Agreement (including any amendments, extensions, renewals or replacements thereof).

"Environmental Laws" shall mean any guidance document, agreement, directive, standard, prohibition, restriction, interpretation, demand, request for information, permit, license, approval condition, or Law issued, promulgated or entered into by any Governmental Authority of Indonesia relating to the environment or the preservation or reclamation of natural resources.

"Interim Period" means the period of time between the Effective Date (inclusive) and the Closing Date (inclusive).

“JOA” means the joint operating agreement materially in the form of that set out in Schedule 3 to be executed between BSL and BDEC.

"Langsa TAC" means the East Aceh Offshore - Langsa (EAO-Langsa) Technical Assistance Contract dated 15th of May, 1997.

"Langsa TAC Area" means the contract area described in the Langsa TAC.

"LIBOR" means the London interbank rate for three-month Dollar deposits quoted by the British Bankers Association, as appears on the Telerate 3750 Page at 11:00 am on the relevant day, or if the relevant Telerate Page ceases to be available, then such other source, publication or rate agreed by the Parties acting reasonably.

“Lifting” means the process pursuant to which petroleum which has been produced from the Field and which has been stored in an Floating  Production and Storage unit is moved to one or more oceangoing vessels.

"Material Agreements" shall mean the Langsa TAC together with those additional agreements set out in Schedule 4.

“Natural Gas” means all associated and/or non associated gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casinghead gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

"Party" means BSL, BDEC, the BSL Guarantor and any of their respective permitted successors, transferees and assignees under this Agreement and "Parties" means all such Persons collectively.

"Permitted Encumbrances" means; (a) the right reserved to or vested in any government or public authority by the terms of any statutory provision, to terminate the Langsa TAC or to require annual or other periodic payments as a condition of the continuance thereof, (b) liens imposed by statute securing the payment of taxes or assessments which are not due or the validity of which is being contested in good faith, (c) taxes on petroleum or the revenue therefrom (other than those taxes which are due and payable as at the Closing Date) and requirements imposed by statutes or governmental boards, tribunals or authorities concerning rates of production from operations in respect of the Langsa TAC or otherwise affecting recoverability of petroleum in respect of the Langsa TAC and which are generally accepted in the oil and gas industry in Indonesia, (d) rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the operations or assets subject to the Langsa TAC in any manner, and all applicable laws, rules and orders of any governmental authority, and (e) rights arising under this Agreement.

"Pertamina" means PT Pertamina Persero, a State Owned Company established under the laws of the Republic of Indonesia by virtue of Deed of Establishment No. 20, dated September 17th, 2003 made before Lenny Janis Ishak, S.H. Notary in Jakarta.

"Person" means any natural person, corporation, partnership, joint venture, association, trust, unincorporated organization or government or any governmental body, agency, instrumentality or political subdivision thereof.

“Petroleum” means Crude Oil and Natural Gas.

“Petroleum Storage” means storage of Petroleum which has been produced from the Langsa TAC Area in a floating production and storage and offloading vessel.

"Relevant Consents" means those consents which are required pursuant to Article 2.4(b).

1.2           References to Articles, Sections and Schedules are, unless otherwise expressly stated, references to Articles, Sections and Schedules of this Agreement.

1.3           Where the context permits or requires, words denoting the singular shall also include the plural and vice versa.

1.4           The word "including" shall be construed without limitation.

1.5           The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

ARTICLE 2

Sale and Purchase of the BSL Interest

2.1 Upon the terms and subject to the conditions of this Agreement, BSL shall sell with full title guarantee the BSL Interest and BDEC shall purchase the BSL Interest free of any Encumbrances.

2.2 The sale and purchase of the BSL Interest shall occur on the Closing Date, but shall be considered effective as of the Effective Date.    Revenues relating to the BSL Interest relating to periods prior to the Effective Date shall be allocated to BSL and revenues relating to the BSL Interest accruing on and after the Effective Date shall be allocated to BDEC.

2.3 Promptly after the execution of this Agreement, BSL shall give the requisite notice under Clause 4.2.7 of the Langsa TAC to the Persons entitled thereto and shall keep BDEC reasonably informed of progress on that matter.

2.4 BDEC's obligation to purchase the BSL Interest shall be conditional upon all of the following having occurred unless otherwise expressly waived in writing by BDEC in its sole discretion:

(a) the receipt by BDEC of a copy of the minutes of the board meeting certified as true and correct by the President of BSL evidencing that all necessary board resolutions have been duly and validly passed for the sale by BSL of the BSL Interest upon the terms and conditions contained in this Agreement;

(b) the provision by BSL of all required notices and the receipt by BSL and BDEC of the written consent and approval (if required by applicable law) of Pertamina and Indonesia's Minister of Energy and Mineral Resources (after consideration by BPMigas, if required by applicable law), and any other required agency or entity to the transfer of the BSL Interest from BSL to BDEC and the acknowledgement of BDEC's 7% interest in the Langsa TAC, as a result thereof;

(c)  execution of the Assignment Agreement by BSL; and

(d)  execution of the JOA by BSL.

2.5  BSL and BDEC shall use Best Endeavors concerning fulfillment of the Conditions Precedent as soon as possible. Without limiting the foregoing, (i) BSL shall provide the notices and apply for the consents and approvals required under Article 2.4(b), and (ii) each of BSL and BDEC shall keep the other informed of the progress in fulfilling the Conditions Precedent and upon request provide BDEC with copies of any relevant documents or agreements as may be reasonably requested by BDEC to verify the satisfaction of the above Conditions Precedent to the extent the provision of such documents or agreements is not restricted by obligations of confidentiality (which obligations each such Party shall use its Best Endeavors to avoid in any agreements with third parties).

2.6 If, at any time, any of the Parties becomes aware of a fact or circumstance that might prevent a Condition Precedent from being satisfied, then it shall immediately inform the other Parties.

2.7 BSL and BDEC shall use their best efforts to procure that Closing takes place on or before as soon a reasonably practicable.

ARTICLE 3

Purchase Price; Carry

3.1 As the consideration for the sale and transfer of the BSL Interest, BDEC will transfer to BSL 2,400,000 shares of the Blue Dolphin Common Stock (the “Blue Dolphin Shares”), subject to adjustments, however, to equitably reflect the effect of any stock split, stock dividend, stock combination, with respect to the Blue Dolphin Common Stock during the Interim Period.

3.2  BSL shall fund all operating expenses relating the BSL Interest until the proceeds from the next Lifting are collected, at which time BSL shall be reimbursed from the proceeds that would otherwise be paid to BDEC for the operating expenses relating the BSL Interest paid by BSL pursuant to this Article 3.2.

ARTICLE 4

Period Until the Closing

4.1 Prior to the Closing, except to the extent that such action or inaction may result in a breach of any term, condition or requirement of any of the Material Agreements, BSL shall:

(a) continue to comply with all of its obligations under the Material Agreements and, if applicable, meet all expenditures and receive all income relating to the BSL Interest and the Material Agreements;

(b) provide BDEC with access to such legal and financial information in BSL's possession relating to the BSL Interest as BDEC may reasonably require and does not already possess (which information shall, include any work program and budget, plan of development and all associated documents, if applicable) that is the subject of discussions between some or all of BSL, DGOG, Pertamina and BPMigas);

(c) conduct all ordinary business in relation to the BSL Interest in a proper and workmanlike manner, consistent with good industry practice;

(d) not do or omit to do anything that would be construed as a waiver of any of BSL's rights under the Langsa TAC or any other relevant agreement unless such action or omission is consistent with good industry practice;

(e) not subject the BSL Interest to any Encumbrance; and

(f) not solicit or participate in negotiations with any third party with respect to the sale of the BSL Interest or any transaction inconsistent with those contemplated hereby.

4.2 Without prejudice to the generality of Article 4.1 and save to the extent prevented by any applicable confidentiality obligation, BSL shall ensure that BDEC is kept informed of material developments on the following matters to the extent they are applicable (and to the extent BDEC does not already have access to such information):

(a)  expenditures made with respect to the Langsa TAC Area;

(b) the adoption or proposal of any plan of development, work program or operating budget;

(c) the receipt of any significant geological or other data; and

(d) other material information regarding expenditures and production or engineering data that relate to the BSL Interest.

4.3 BDEC shall, until Closing, hold in confidence all information that has been or shall be furnished to BDEC or any of its Affiliates by BSL or any of its Affiliates in connection with the transactions contemplated herein as well as all information concerning the BSL Interest contained in any analyses, compilations, studies or other documents prepared during such period by or on behalf of BDEC in so far as such information is relevant to the BSL Interest (collectively the "Confidential Information").

4.4 The Confidential Information shall not include any information that is:

(a) generally available to the public other than as a result of a wrongful disclosure by BDEC or any other Person; or

(b) available to BDEC on a non-confidential basis from a source other than BSL if such source is entitled to disclose such information.

4.5 BDEC shall not, until Closing, and without the prior written consent of BSL release or disclose any Confidential Information to any Person, except to:

(a) BDEC's Affiliates and its and their officers, directors, employees, and professional advisers and consultants; and

(b) a financial institution or other entity that may provide financing to BDEC for the transaction in this Agreement or operations contemplated under the Material Agreements.

4.6 In relation to Article 4.5(b) above, Confidential Information may only be disclosed to such Persons to the extent reasonably necessary and provided that such Person undertakes to BSL in writing, in a form reasonably acceptable to BSL, to keep that Confidential Information confidential.

4.7 The terms of this Agreement shall be held in confidence by the Parties and shall not be disclosed to any Person without the prior written consent of all Parties hereto.

ARTICLE 5

Closing

5.1 Subject to Article 5.5 and 5.6 and unless otherwise mutually agreed the Closing of the sale and purchase of the BSL Interest shall take place at a mutually acceptable time and place in Houston, Texas on a date no later than ten (10) Business Days after all of the Conditions Precedent have been satisfied (or waived by the applicable Party) in accordance with Article 2.4.

5.2 At and in connection with the Closing:

(a) BSL shall deliver to BDEC:

(i) the Relevant Consents (if any are required by applicable law);

(ii) the Assignment Agreement duly executed by BSL;

(iii) certified copies of the Board approval set out in sub-paragraph (a) of
Article 2.4.

(b) BDEC shall transfer to BSL the Blue Dolphin Shares;

(c) BDEC shall deliver to BSL the Assignment Agreement duly executed by BDEC;

(d) BDEC and BSL shall execute all such other documents and do all such other acts and things as are reasonably necessary in order to complete the transactions contemplated herein.

5.3  Without prejudice to any other rights, neither BSL nor BDEC shall be obliged to complete this Agreement and thereby effect Closing until the other has fully complied with its obligations set out or referred to in Article 5.2.

5.5 If in any respect the requirements of Article 5.2 are not fully complied with at the time and on the date set for Closing, in the case of a default by BSL, BDEC may defer Closing to a date no later than 30 days after that date (in which case this Article 5 shall apply to Closing as so deferred).

5.6 If in any respect the requirements of Article 5.2 are not fully complied with at the time and on the date set for Closing, in the case of default by BDEC, BSL may defer Closing to a date no later than 30 days after that date (in which case this Article 5 shall apply to Closing as so deferred).

ARTICLE 6
Representations and Warranties
6.1 BSL and the BSL Guarantor represent and warrant to BDEC in terms of each of the following representations and warranties (the "BSL Warranties") as of the date of this Agreement and at the Closing:

(a) the Langsa TAC is valid and in full force and effect and, no act, event or omission has occurred that might result in the cancellation of the Langsa TAC;

(b) BSL is not a party to any agreement (other than this Agreement) to sell, transfer, pledge or otherwise create an Encumbrance over the BSL Interest;

(c) BSL has good legal title to the BSL Interest and at Closing BSL will transfer good title to the BSL Interest to BDEC, free and clear of any Encumbrances;

(d) no Encumbrance has been created over the BSL Interest nor is there in effect any agreement or commitment to create the same; nor are there any other matters that restrict BSL's ability to dispose freely of the BSL Interest;

(e) BSL has not committed any material breach of any of its obligations under the Material Agreements;

(f) there has not been any material breach of the Langsa TAC by any other party under the Langsa TAC and no notice to terminate the Langsa TAC has been given by any party thereto;

(g) no act or omission to act by any party to the Langsa TAC has occurred that would entitle Pertamina, and/or the Indonesian Government (including any government agency, authority or instrumentality) to revoke the Langsa TAC on account of any such act or omission;

(h) BSL is not party to any litigation or arbitration or administrative proceeding or judgment in relation to the BSL Interest (including any dispute with any authority capable of levying taxes) or any of its other assets which, if adversely determined, might have a material adverse effect on the BSL Interest and to the best of BSL's knowledge, information and belief, no such litigation, arbitration or administrative proceedings are pending, threatened or about to be commenced;

(i) there is no material adverse claim, judgment or award connected with or which may affect the BSL Interest;

j) BSL is not the subject of an order for the liquidation or winding up nor has it entered into a scheme of arrangement with its own creditors or any class of them, no receiver or receiver and manager has been appointed to all or any of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which might result in any such event or action;

(k) BSL is duly incorporated with limited liability and validity existing under the laws of Mauritius;

(1) BSL has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance by BSL of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by BSL's Board of Directors and by all other necessary corporate action, and all necessary corporate authority and approvals have been obtained by BSL for such authorization;

(m) this Agreement does, and the further documents to which BSL will be party and which are to be executed hereunder will, once duly executed by it, constitute legal, valid and binding obligations of BSL enforceable against it in accordance with their respective terms;

(n) upon receipt of the Relevant Consents and execution of the Assignment Agreement, the performance of any of the transactions contemplated herein and under the Assignment Agreement will not materially contravene or constitute a material default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which BSL is bound;

(o) other than the Material Agreements listed in Schedule 4, there are no material agreements constituting, regulating or affecting the BSL Interest;

(p) Information provided by BSL:

Each of the following Schedules delivered by BSL to BDEC accurately sets out the information required to be provided in that Schedule and is not misleading:

Schedule 4 Material Agreements: a list of all agreements to which BSL is a party in relation to the BSL Interest.

Schedule 5 Current Liabilities: the amount of all liabilities of BSL as of July 19, 2010.

Schedule 6 Schedule of Exceptions: Details of the matters referred to in the warranties given by BSL.

(q) Compliance with Laws:

To the best of BSL's knowledge, information and belief:

(i) BSL has conducted the business constituted by the BSL Interest in all material respects in accordance with all applicable laws and regulations of Indonesia or any other jurisdiction, and

(ii) BSL is not in default of any order, decree or judgment of any court or any governmental or regulatory authority (whether of Indonesia or any other jurisdiction) which applies to the business constituted by the BSL Interest.

(r) Litigation.

(i) With the exception of the legal proceedings set forth in Item I (Litigation) of Schedule 6, BSL is not a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings relating to such business constituted by the BSL Interest which are in progress or threatened or pending by or against or concerning BSL or such business. To the best of BSL's knowledge, information and belief, no governmental or official investigation or inquiry concerning BSL in relation to the business constituted by the BSL Interest is in progress or pending.

(ii) To the best of BSL's knowledge, information and belief BSL is not aware of any circumstances which are likely to give rise to any such proceeding, investigation or inquiry as is referred to in paragraph (i) above.

(s) Regulatory matters – Licenses.

(i) All licenses, permissions, authorizations and consents required for operating the BSL Interest effectively have been obtained.

(ii) The licenses, permissions, authorizations and consents referred to in paragraph (i) above are in full force and effect and are not subject to any unusual or onerous conditions and have been complied with in all material respects.

(iii) There are no circumstances which indicate that any of the licenses, permissions, authorizations or consents referred to in paragraph (i) above will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events.

(t)  SEC Matters.

(i)  The Blue Dolphin Shares are being or will be acquired by BSL for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of BSL  to sell or otherwise dispose of all or any part of such securities under an effective registration statement under the Securities Act of 1933 (the “Securities Act”), or under an exemption from such registration available under the Securities Act.

(ii)  BSL is experienced in evaluating companies such as Blue Dolphin and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment and has the ability to suffer the total loss of its investment.

(iii)  BSL has had the opportunity to ask questions of and receive answers from executive officers of Blue Dolphin concerning the terms and conditions of the offering of the Blue Dolphin Shares and to obtain additional information to the satisfaction of BSL.

(iv)  BSL is an “accredited investor” as that term is defined by Rule 501 of Regulation D promulgated under the Securities Act.

(v)  The Blue Dolphin Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of BDEC and Blue Dolphin on such exemption is predicated in part on the representations set forth herein.

(vi) BSL will not sell or assign any Blue Dolphin Shares except pursuant to a valid registration statement filed pursuant to the Securities Act or pursuant to a valid exemption from the registration requirements thereof.  The certificates evidencing the Blue Dolphin Shares shall bear restrictive legends restricting their transfer as required pursuant to applicable securities laws.

(u)           Additional Provisions Regarding the Langsa TAC

As of the date of this Agreement:

(i) The Contractor has made the minimum amount of expenditures required pursuant to Clause 3.2 of the Langsa TAC with respect to all years through and including the year ended 2003.

(ii) The “Budget of Operating Costs” for purposes of the Langsa TAC with respect the year ending 2010 is attached hereto as Schedule 7.

(iii) The “Operating Costs” for purposes of the Langsa TAC which have not been recovered by the Contractor for purposes of Section 5.1.2 equals $59,763,046.

(iv)  The cumulative Petroleum production from the “Contract Area” for purposes of Section 7.3 of the Langsa TAC is 3,077,498 Barrels as of December 31, 2009.

6.2 BSL acknowledges that BDEC is entering into this Agreement in reliance on the BSL Warranties that have been given with the intention of inducing BDEC to enter into this Agreement.

6.3 BDEC represents and warrants to BSL in terms of each of the following representations and warranties (the "BDEC Warranties") as at the date of this Agreement:

(a) BDEC has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance by BDEC of this Agreement and the consummation by each of the transactions contemplated hereby have been duly and validly authorized by each of their respective Boards of Directors and by all other necessary corporate action, and all necessary corporate authority and approvals have been obtained by BDEC for such authorization;

(b) this Agreement will, once duly executed by each of them, constitute the legal, valid and binding obligations of BDEC enforceable against it in accordance with its terms;

(c) the further documents to which BDEC will be party under this Agreement will, once duly executed by it, constitute legal, valid and binding obligations of BDEC enforceable against it in accordance with their respective terms;

(d) the performance of any of the transactions contemplated herein will not contravene or constitute a material default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which BDEC is bound.

ARTICLE 7

BSL Indemnities

7.1 Save as otherwise provided in this Article 7, BSL and the BSL Guarantor shall jointly and severally, fully and effectually indemnify defend and hold harmless and at all times keep fully and effectually indemnified, defended and held harmless the BDEC Indemnified Parties from and against any and all damages, claims, taxes, liabilities, losses, costs and expenses (including reasonable fees and expenses of counsel and court costs) (collectively, "Costs") suffered by the BDEC Indemnified Parties and arising out of or resulting from (a) the failure of any of the BSL Warranties to be true and correct or (b) the failure of BSL to perform any of its covenants or obligations under this Agreement, and (c) 100% of any Costs relating to the Langsa TAC, the operation of the Langsa TAC Area and the ownership of the Langsa TAC Interest that accrue prior to the Effective Date, (d) 93% of any Costs relating to the Langsa TAC, the operation of the Langsa TAC Area and the ownership of the Langsa TAC Interest that accrue after the Effective Date, and/or (e) any taxes of any nature imposed by any governmental authority with respect to the transfer of the BSL Interest pursuant to the terms hereof.

7.2 Notwithstanding any other provision in this Agreement, in no event shall BSL be liable to the BDEC Indemnified Parties for any damages for:

(a) any consequential damages (including lost profits) resulting from any breach of this Agreement; and

(b) 7% of the following, the responsibility for which has been assumed by BDEC pursuant to Article 8.2: Costs suffered or incurred by any of the BDEC Indemnified Parties in relation to the Langsa TAC or any of the operations or activities relating to the Langsa TAC or the Langsa TAC Area (irrespective of whether such Costs arise on account of strict liability, the fault or negligence of any BSL Indemnified Party or otherwise), to the extent that such Costs arise from or relate to (i) any Decommissioning & Abandonment Liabilities (whether arising from events, matters or circumstances occurring before, on or after the Effective Date) or (ii) any Environmental Condition or Environmental Law (whether arising from events, matters or circumstances occurring on or after the Effective Date).

7.3 BSL acknowledges that BDEC is entering into this Agreement in reliance on the indemnities in this Article 7 which have been given with the intention of inducing BDEC to enter into this Agreement. BSL has determined that the provision of such indemnities herein may be reasonably expected to benefit BSL, directly or indirectly, and is in the best interest of BSL.

7.4 The monetary remedies set forth in this Article 7 (together with the guaranty thereof set forth in Article 9) shall provide the sole and exclusive remedies of the BDEC Indemnified Parties arising from this Agreement and the transactions contemplated hereby.

ARTICLE 8

BDEC Indemnities

8.1 BDEC shall fully and effectually indemnify, defend and hold harmless and at all times keep fully and effectually indemnified, defended and held harmless the BSL Indemnified Parties from and against any and all Costs suffered by the BSL Indemnified Parties and arising out of or resulting from (a) the failure of any of the BDEC Warranties to be true and correct, (b) the failure of BDEC to perform any of their covenants or obligations under this Agreement, and/or (c) 7% of any Costs related to the Langsa TAC, the operation of the Langsa TAC Area or the ownership of the Langsa TAC Interest that accrue on or after the Effective Date.

8.2 BDEC unconditionally and irrevocably agrees as a primary obligation to indemnify each of the BSL Indemnified Parties against 7% of any Costs suffered or incurred by any of the BSL Indemnified Parties in relation to the Langsa TAC or any of the operations or activities relating to the Langsa TAC or the Langsa TAC Area (irrespective of whether such Costs arise on account of strict liability, the fault or negligence of any BSL Indemnified Party or otherwise), to the extent that such Costs arise from or relate to (i) any Decommissioning & Abandonment Liabilities (whether arising from events, matters or circumstances occurring before, on or after Effective Date) or (ii) any Environmental Condition or Environmental Law (whether arising from events, matters or circumstances occurring on or after the Effective Date).

8.3 In no event shall BDEC be liable for any consequential damages (including lost profits) resulting from any breach of this Agreement.

8.4 BDEC acknowledges that BSL is entering into this Agreement in reliance on the indemnities in this Article 8 which have been given with the intention of inducing BSL to enter into this Agreement. BDEC has determined that the provision of such indemnities herein may be reasonably expected to benefit BDEC, directly or indirectly, and is in the best interest of BDEC.

8.5 The monetary remedies set forth in this Article 8 shall provide the sole and exclusive remedies of the BSL Indemnified Parties arising from this Agreement and the transactions contemplated hereby.

ARTICLE 9

Guarantee by BSL Guarantor

9.1 For and in consideration of the direct and indirect benefits to be derived by the BSL Guarantor in connection with the transactions contemplated by this Agreement, the receipt and sufficiency of which are hereby acknowledged, the BSL Guarantor irrevocably and unconditionally undertakes the obligations and liabilities set out in this Article 9.

9.2 The BSL Guarantor irrevocably and unconditionally guarantees as its primary obligations:

(a) to pay to BDEC or any other BDEC Indemnified Party (as the case may be) on demand, and in the currency in which the same falls due for payment, all monies and liabilities which become due and owing by BSL to BDEC or any such other BDEC Indemnified Party under or in connection with this Agreement (which for the avoidance of doubt includes its liabilities to pay damages, agreed or otherwise) as though the BSL Guarantor instead of BSL was expressed to be the principal debtor;

(b) for the benefit of BDEC to irrevocably and unconditionally procure, the due and punctual performance and discharge by BSL of all of its obligations and liabilities under this Agreement; and

(c) to indemnify BDEC and each BDEC Indemnified Party against all Costs which they may incur in collecting any amount payable by BSL or the BSL Guarantor as referred to in this Article 9.

9.3 The BSL Guarantor acknowledges and agrees that:

(a) the guarantee set forth in this Article 9 is and at all times shall be a continuing security and shall remain in full force and effect until all obligations of BSL hereby guaranteed have been discharged in full; and

(b) none of its liabilities under the guarantee set forth in this Article 9 shall be reduced, discharged or otherwise affected by:

(i) any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy that BDEC or any other BDEC Indemnified Party may now or hereafter have from or against BSL under and in respect of this Agreement;

(ii) any act or omission by BDEC, any other BDEC Indemnified Party or any other Person in taking up, perfecting or enforcing any security, indemnity or guarantee from or against BSL or any other Person;

(iii) any termination, amendment, variation, novation or supplement of this Agreement;

           (iv) any grant of time, indulgence, waiver or concession to BSL or any other Person;

(v) any of the insolvency, bankruptcy, liquidation, administration, winding-up, incapacity, limitation, disability, the discharge by operation of law, and any change in the constitution, name and/or style of BSL or any other Person;

(vi) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of BSL or any other Person; or

(vii) anything done or omitted by any Person that but for this provision might operate to exonerate or discharge the BSL Guarantor or otherwise reduce or extinguish its liability under the guarantee set forth in this Article 9.

9.4 The obligations and liabilities expressed to be undertaken by the BSL Guarantor under the guarantee set forth in this Article 9 are those of primary obligor and not merely as a surety. BDEC and any other BDEC Indemnified Party (as the case may be) shall not be obliged before taking steps to enforce any of its rights and remedies under this Article 9:

(a) to take any action or obtain judgment in any court against BSL or any other Person;

(b) to make or file any claim in a bankruptcy, liquidation, administration or insolvency of any of BSL or any other Person; or

(c) to make demand, enforce or seek to enforce any claim, right or remedy against any of BSL or any other Person.

9.5 BDEC's and the other BDEC Indemnified Parties' rights under this Article 10 are cumulative and not exclusive of any rights provided by law and may be exercised from time to time and as often as BDEC and any other BDEC Indemnified Party deems expedient.

9.6 All payments made by the BSL Guarantor under the guarantee contained in this Article 9 shall be made without any set-off, counterclaim or equity and free from, clear of and without deduction for any taxes whatsoever, present or future. If the BSL Guarantor is compelled by the law of any applicable jurisdiction (or by an order of any regulatory authority in such jurisdiction) to withhold or deduct at source any sums in respect of taxes, duties, levies, imposts or charges from any amount payable to BDEC or any other BDEC Indemnified Party under said guarantee, or if any such withholding or deduction is made in respect of any recovery under said guarantee, the BSL Guarantor shall pay such additional amount as may be necessary to ensure that the amount received by BDEC or such BDEC Indemnified Party shall equal the full amount due under the provisions of the said guarantee and will supply BDEC or the BDEC Indemnified Party promptly, with evidence satisfactory to BDEC or the BDEC Indemnified Party, that the BSL Guarantor has accounted to the relevant authority for the sum withheld or deducted.

9.7 Notwithstanding any of the foregoing, the BSL Guarantor's obligations hereunder shall be deemed to be subject to the same limitations as apply to BSL's obligations under Article 7.2.

ARTICLE 10

Announcements

Prior to the Closing Date, none of the Parties nor any of their representatives shall, without the prior written consent of the other, make any public announcement or statement of any kind regarding this Agreement, unless it is necessary in order to comply with a statutory obligation, an obligation to include information in published or audited accounts or with the requirement of a competent government agency or other regulatory body or a recognized stock exchange on which that Party has its shares listed or an unlisted securities market in which its shares are dealt, in which event the Party proposing to make such an announcement or statement shall consult with the other Parties and shall take account of any representations made by the other Parties. A copy of the same shall be furnished to the other Parties as soon as practicable prior to publication.

ARTICLE 11

Notices

11.1 All notices and communications hereunder shall be in writing and signed by or on behalf of the Party giving it and may be served by facsimile or by hand to facsimile numbers and the addresses indicated in Article 11.3. Any original of any notice given by facsimile shall be sent via airmail to the Party to which it was faxed contemporaneously with its electronic dispatch.

11.2 Any notice served by facsimile shall be deemed to have been received the day following dispatch thereof, provided that the receiving party provides an acknowledgement of such receipt. Any notice served by prepaid registered airmail shall be deemed to have been received five (5) Business Days after dispatch thereof.

11.3 The current address and other correspondence or contact details of the Parties are as follows:

BSL

Blue Sky Langsa Limited
c/o International Management (Mauritius) Ltd.
Les Cascades, Edith Cavell Street
Portr-Louis, Mauritius
Tel +230 212 9800 Fax +230 212 9833

The BSL Guarantor

Blue Sky Energy and Power, Inc.
1800 West Loop South
Houston, Texas 77027
Fax: +1 281 822 0802
Attn: Mansoor Anjum, President

BDEC

Blue Dolphin Exploration Company
801 Travis, Suite 2100
Houston, Texas 77002
Fax: (713) 227-7626
Attention: President

ARTICLE 12

Costs, Expenses and Delayed Payment

12.1 Each Party shall pay its own costs and expenses in relation to the preparation and execution of this Agreement and the documents required to complete the transactions contemplated herein.

12.2 Without prejudice to any other right hereunder, if any amount payable hereunder is not paid when due, then the defaulting Party shall pay any interest on such amount from the due date of payment (after as well as before judgment) at a rate equal to four percent (4%) over the LIBOR rate applicable on the on the due date for payment.

ARTICLE 13

Applicable Law

13.1 This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of Texas, U.S.A. excluding any choice of law rules that would refer the matter to the laws of another jurisdiction.

ARTICLE 14

Dispute Resolution

14.1 The Parties recognize that circumstances may arise which were not foreseen at the date of this Agreement and the Parties agree to consult in the spirit of mutual collaboration in an attempt to resolve any Dispute arising from such unforeseen circumstances for a period of two weeks from the date on which one Party gives another Party written notice of any such Dispute.

14.2 In the event of a Dispute, any Party affected shall give notice of the Dispute to the other Parties affected. If an amicable resolution of the Dispute is not achieved within thirty (30) days after receipt of the written notice of the Dispute, then any Party which is party to the Dispute may submit the Dispute to arbitration by notice to the other Party, and any such dispute shall be exclusively and finally settled by arbitration.

14.3 Except as otherwise provided in this Article 15, the arbitration proceedings shall be conducted by one (1) arbitrator in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC Rules"), as in existence on the Effective Date of this Agreement.

14.4 Unless otherwise expressly agreed in writing by the Parties:

(a) the arbitration proceedings shall be held in Houston, Texas, U.S.A., and shall be conducted in the English language;

(b) the arbitration proceedings shall be held before one (l) arbitrator mutually agreed upon by the Parties, and failing agreement upon appointment within 14 days appointed in accordance with the ICC Rules, provided that such arbitrator shall be and remain at all times wholly independent, impartial, and financially disinterested;

(c) the costs of the arbitration proceedings (including the Parties' legal fees and costs) shall be borne in the manner determined by the arbitrator(s);

(d) the decision of the sole arbitrator or all or a majority of the arbitrators, as the case may be, shall be reduced to writing; shall be final and binding without the right of application or appeal on an any question of law or otherwise, or the necessity of being confirmed by any court; shall be the sole and exclusive remedy regarding any Dispute presented to the arbitrator; the award shall be made and promptly paid in Dollars, free of any deductions or offsets; and any costs and fees incidental to enforcing the award shall, to the maximum extent permitted, be charged to the Party resisting such enforcement;

(e) each Party for the purposes of allowing such arbitration and the enforcement and execution of any arbitration decision, award, issuance of any attachment, provisional remedy or other pre-award remedy, hereby waives any and all claims to or defenses of immunity;

(f) the award shall include interest from the date of any breach or violation of this Agreement that constitutes the Dispute subject of the award, as determined by the arbitral award, and from the date of the award until paid in full, at the interest rate determined by the arbitrator(s) or at the maximum rate permitted by law, whichever is lesser.

ARTICLE 15

General Provisions

15.1 A Party shall not assign or transfer in any way any of its rights and obligations hereunder without the prior written consent of the other Parties (which consent may be withheld in the sole and absolute discretion of such Parties.

15.2 Without prejudice to any other provision of this Agreement, this Agreement shall remain in full force and effect notwithstanding Closing.

15.3 Any modifications or other changes or amendments to the terms and provisions of this Agreement shall require the written consent of all of the Parties in order to become effective.

15.4 No waiver by any Party of its rights under this Agreement shall be binding unless made expressly and confirmed in writing. Further, any such waiver shall relate only to such matter, non-compliance, or breach to which it specifically relates and shall not apply to any other or subsequent matter, non-compliance, or breach.

15.5 If and for so long as any provision of this Agreement shall be deemed or adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

15.6 This Agreement (including any Schedules and other attachments hereto, which are by this reference incorporated into and made part of this Agreement for all purposes) constitutes the entire agreement of the Parties in relation to the matters set forth herein and supersedes all prior understandings, agreements and negotiations of the Parties relating to the subject matter hereof.

15.7 This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

15.8 BSL, BDEC, the BSL Guarantor, each represented by legal counsel, have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

15.9 This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

15.10 Subject to Articles 5.4 and 5.5, the provisions of the following clauses shall survive the termination of this Agreement for whatever reason and shall continue in force after any such termination:

(a) Articles 4.3-4.7 (confidentiality obligations);

(b) Article 6 (Representations and Warranties);

(c) Article 7 (BSL Indemnities);

(d) Article 8 (BDEC Indemnities);

(e) Article 9 (Guarantee of the BSL Guarantor);

(g) Article 11 (Notices);

(h) Article 12 (Costs, Expenses and Delayed Payment);

(i) Article 13 (Applicable Law);

(j) Article 14 (Dispute Resolution); and

(k) Article 15 (General Provisions).

IN WITNESS WHEREOF, authorized representatives of the Parties have executed this Agreement as of the date first above written.

Blue Sky Langsa Limited	Blue Sky Energy and Power Inc.

Signed:_____________________________	Signed:_____________________________
Name: Ilyas Chaudhary	Name: Ilyas Chaudhary
Title: Managing Director	Title: President

Blue Dolphin Exploration Company

Signed:_____________________________
Name:  Ivar Siem
Title:  Chief Executive Officer